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                                                                     Exhibit 5.1

                           [Foley Hoag LLP Letterhead]

June 16, 2006


Color Kinetics Incorporated
10 Milk Street, Suite 1100
Boston, MA 02108

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Color Kinetics Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the registration by the Company of an additional 1,000,000 shares (the "Shares") of its common stock, par value $.001 per share, issuable upon exercise of stock options granted or to be granted pursuant to the Company's 2004 Stock Incentive Plan (the "2004 Option Plan").

     In arriving at the opinion expressed below, we have examined and relied on the following documents:

     1. The Seventh Amended and Restated Certificate of Incorporation, and the Second Amended and Restated By-Laws of the Company.

     2. The records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

     3.   The 2004 Option Plan.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based upon the foregoing, it is our opinion that:

     1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

     2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

     3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the 2004 Option Plan, the Shares will be legally issued, fully paid and non-assessable.



     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                                  Very truly yours,

                                                  FOLEY HOAG LLP


                                                  By: /s/ John D. Patterson, Jr.
                                                     ---------------------------
                                                     a Partner